Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	Steven D. Westphal Senior VP-CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
October 25, 2006	Quoted: The NASDAQ Stock Market (Global Market)

Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2006 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated announced today it earned $4.9 million, or $.54 per basic share, for the third quarter of 2006 compared to net income of $8.8 million, or $.97 per basic share, for the third quarter of 2005. For the first nine months of 2006, the Company earned $14.6 million, or $1.61 per basic share, compared to net income of $21.0 million, or $2.32 per basic share, for the first nine months of 2005. The Company’s net income in the first nine months of 2005 reflected the favorable impact of $3.7 million after-tax, or $.41 per basic share, as a result of proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing costs of $.7 million after-tax, or $.08 per basic share, associated with a debt exchange offer, which occurred in June 2005.

J. Frank Harrison, III, Chairman and CEO, said he was disappointed with the Company’s financial results in the third quarter of 2006. “Despite revenue growth of 2.4% in the third quarter, the Company’s gross margin and operating income were negatively impacted by competitive pricing pressures, a decrease in significant product innovation and an increase in the cost of certain raw materials.” Mr. Harrison also said, “The Company is focused on increasing its bottle/can net pricing in the fourth quarter of 2006 and improving its overall bottle/can gross margin percentage going forward.”

William B. Elmore, President and COO, said, “Competitive pricing pressures, primarily in the supermarket channel, resulted in reduced net pricing and lower than anticipated gross margin. While reduced net pricing resulted in an adverse impact on margins, we improved market share in the supermarket channel and believe these actions were appropriate for the long-term health of our business. Beginning in October, we have increased net pricing across all of our key channels.” Mr. Elmore also said, “Growth in sports drinks and energy products continues to generate substantial gross margin and will continue to be important contributors to our overall results. With respect to carbonated soft drinks, our pricing plans in the near term will target improving our gross margin, which will be especially important as we move into 2007 when we anticipate a significant increase in the cost of certain commodities.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about our focus on increasing bottle/can net pricing in the fourth quarter of 2006 and improving our overall bottle/can gross margin percentage going forward; our belief that reduced net pricing in the third quarter of 2006 was appropriate for the long-term health of our business; our belief that growth in sports drinks and energy products continues to generate substantial gross margin and will continue to be important contributors to our overall results; our near term pricing plans for carbonated soft drinks and our expectations that certain commodity costs will increase significantly in 2007.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our debt rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; and our use of estimates and assumptions. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2006	2005	2006	2005
Net sales	$370,626	$362,047	$1,090,429	$1,032,456

Cost of sales	213,237	200,907	619,325	565,417

Gross margin	157,389	161,140	471,104	467,039
Selling, delivery and administrative expenses	135,421	132,892	405,459	390,816
Amortization of intangibles	136	157	426	723

Income from operations	21,832	28,091	65,219	75,500

Interest expense	12,745	12,005	37,808	36,396
Minority interest	841	1,201	2,546	3,162

Income before income taxes	8,246	14,885	24,865	35,942
Income taxes	3,305	6,093	10,222	14,912

Net income	$4,941	$8,792	$14,643	$21,030

Basic net income per share:
Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Common Stock shares outstanding	6,643	6,643	6,643	6,643

Class B Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Class B Common Stock shares outstanding	2,460	2,440	2,460	2,440

Diluted net income per share:
Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Common Stock shares outstanding – assuming dilution	9,123	9,083	9,120	9,083

Class B Common Stock	$.54	$.97	$1.60	$2.32

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,480	2,440	2,476	2,440